Exhibit 99.4

REFINE TECHNOLOGY, LLC

Interim Consolidated Financial Statements

March 31, 2014

(Unaudited)

Refine Technology, LLC

Table of Contents

March 31, 2014

Interim Consolidated Financial Statements	Page(s)

Unaudited Consolidated Balance Sheets	1

Unaudited Consolidated Statements of Income and Members’ Equity	2

Unaudited Consolidated Statements of Cash Flows	3

Notes to Unaudited Interim Consolidated Financial Statements	4-9

Refine Technology, LLC

Unaudited Consolidated Balance Sheets

	March 31, 2014	December 31, 2013

Assets

Current assets
Cash and cash equivalents	$2,430,618	$1,194,492
Restricted cash	—	50,058
Accounts receivable	825,799	2,071,588
Other receivable	375,000	386,003
Inventories, net	1,118,892	835,287

Total current assets	4,750,309	4,537,428

Property and equipment, net	364,709	250,642

Other assets	14,956	9,965

Total assets	$5,129,974	$4,798,035

Liabilities and Members’ Equity

Current liabilities
Accounts payable - trade	$840,373	$169,866
Accrued expenses	158,562	269,219
Deferred revenue	312,290	69,123
Deferred rent	20,716	17,562

Total current liabilities	1,331,941	525,770

Members’ equity	3,798,033	4,272,265

Total liabilities and members’ equity	$5,129,974	$4,798,035

The Notes to the Unaudited Consolidated Financial Statements are an integral part of these statements.

Refine Technology, LLC

Unaudited Consolidated Statements of Income and Members’ Equity

For the Three Months Ended March 31, 2014 and 2013

	2014	2013

Revenue	$1,662,493	$1,813,545

Cost of revenue	703,446	673,120

Gross profit	959,047	1,140,425

Selling, general, and administrative expense	876,336	635,957

Net income	82,711	504,468

Members’ equity - beginning of period	4,272,265	4,024,274

Members’ distribution	(556,943)	(779,070)

Members’ equity - end of period	$3,798,033	$3,749,672

The Notes to the Unaudited Consolidated Financial Statements are an integral part of these statements.

Refine Technology, LLC

Unaudited Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2014 and 2013

	2014	2013

Cash flows from operating activities
Net income	$82,711	$504,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,403	18,216
(Increase) decrease in:
Restricted cash	50,058	—
Accounts receivable	1,245,789	621,743
Other receivable	11,003	(79,354)
Inventories, net	(283,605)	(155,640)
Other assets	(5,100)	—
Increase (decrease) in:
Accounts payable	670,507	179,503
Accrued expenses	(110,657)	(93,193)
Deferred revenue	243,167	184,861
Deferred rent	3,154	(970)

Net cash provided by operating activities	1,925,430	1,179,634

Cash flows from investing activities
Purchases of property and equipment	(132,361)	(4,115)

Cash flows from financing activities
Member distributions	(556,943)	(779,070)

Net increase in cash and cash equivalents	1,236,126	396,449

Cash and cash equivalents
Beginning of period	1,194,492	1,353,749

End of period	$2,430,618	$1,750,198

The Notes to the Unaudited Consolidated Financial Statements are an integral part of these statements.

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

1.	Nature of Operations, Principles and Basis of Presentation

Refine Technology, LLC (the “Company”) was organized on June 27, 2003 as a limited liability company and currently operates from Pine Brook, New Jersey. There is one class of membership in the Company with each member having limited liability. The Company primarily manufactures and sells ATF systems worldwide (the “bio-processing business”). The ATF system is a cell retention device, which is primarily known for being able to routinely generate high cell concentrations.

The accompanying unaudited interim consolidated financial statements have been prepared on a consolidated basis and reflect the financial statements of Refine Technology, LLC and its wholly-owned subsidiary, Refine Technology Sales Asia PTE. LTD. in Singapore, formed in the quarter ended March 31, 2014. All intercompany balances and transactions have been eliminated in consolidation.

The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by US GAAP for annual financial statements and therefore should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 2013.

The unaudited interim consolidated financial statements reflect all adjustments (of a normal and recurring nature) that management considers necessary for a fair presentation of such statements for the interim periods presented. The unaudited consolidated statements of income for the interim periods presented are not necessarily indicative of the results for the full year or for any subsequent period.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and revenues and expenses reported in the consolidated statements of income for the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, reserve for inventory obsolescence, depreciation and amortization periods, and the warranty accrual.

Fair Value of Financial Instruments

The Company’s financial assets and liabilities include cash, accounts receivable, accounts payable, deferred revenue, accrued expenses and other current liabilities. The carrying amounts of the Company’s financial assets and liabilities approximate fair value because of the short maturity of these instruments.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash balances in several financial institutions. Interest-bearing balances in U.S. Banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per institution. From time to time the Company’s balances may exceed these limits.

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

Restricted Cash

On December 12, 2013, the Company transferred $50,058 to a restricted cash account in Singapore for the purposes of establishing a wholly-owned subsidiary. On January 17, 2014, the Company incorporated a wholly-owned subsidiary, Refine Technology Sales Asia PTE. LTD., in Singapore. The restricted cash was transferred to the subsidiary as a capital contribution in March 2014. There was no activity in Singapore during the quarter ended March 31, 2014.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. When the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and its historical experience. The Company offers most customers 30-45 day terms. In special situations, the Company may offer extended terms or discounts to selected customers.

Accounts are considered past due when invoices become 30 days past the initial payment term. The Company generally does not record interest on past due accounts. Accounts are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. At March 31, 2014 and December 31, 2013, the Company determined that no reserve was deemed necessary.

Inventory

Inventory is stated at the lower of costs or market. Cost is determined generally by the weighted average cost using the first-in, first-out basis. Inventory consists of parts and assembled filtration system. The Company considers obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value and obsolescence reserves.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable through an assessment of the estimated future undiscounted cash flows related to such assets. In the event that assets are found to be carried at amounts that are in excess of estimated undiscounted future cash flows, the carrying value of the related asset or group of assets is reduced to a level commensurate with fair value based on a discounted cash flow analysis. No impairment indicators were identified during the three months ended March 31, 2014 and 2013.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization on leasehold improvements is computed using the straight-line method over the shorter of the assets’ estimated useful lives or the lease term.

The estimated useful lives used in determining depreciation are as follows:

Leasehold Improvements	Life of the Lease
Machinery and Equipment	3-10 Years
Furniture and Fixtures	7 Years
Software	3 Years
Demo Equipment	5 Years

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

Deferred Revenue

Deferred revenue consists of payments received in advance of revenue being earned. Advances are recognized as revenue when earned, pursuant to the applicable revenue recognition principles for the specific type of revenue as disclosed in this Note 2.

Warranties

The Company provides parts and service warranties on its products. Liability under service and warranty policies is based upon review of historical warranty and claim experience. Adjustments are made to accruals based on actual claim data and historical experience. Management has recorded a warranty liability of approximately $43,000 at both March 31, 2014 and December 31, 2013 and is included in accrued expenses on the accompanying consolidated balance sheets.

Distribution Agreement

In 2012, the Company entered into a three year exclusive distribution agreement (the “Agreement”) with a vendor to sell certain vendor products to approved sub-distributors or the customers of the Company, for use with the Company’s products, within a defined territory. This vendor is the exclusive supplier of certain products defined in the Agreement. In conjunction with the Agreement, the Company is eligible to receive specified credits that can be used to offset future purchases of this vendor’s products.

In 2012, the Company earned incentive credits totaling $308,000 and used approximately $222,000 of these credits to offset purchases from this vendor in 2013. The Company has approximately $86,000 of the credits earned in 2012 unused as of December 31, 2013. In 2013, the Company earned credits totaling approximately $300,000 which are available to offset 2014 purchases. Total unused credits available to the Company as of December 31, 2013 totaled $386,000. For the three months ended March 31, 2014, the Company earned approximately $75,000 of credits and used approximately $86,000 of credits. Total unused credits available to the Company as of March 31, 2014 totaled $375,000. These unused credits are recorded as the other receivable on the accompanying consolidated balance sheets. The earning of the incentive credits resulted in a decrease of costs of goods sold. The incentive credits expire one year from their date of issuance.

Revenue Recognition

The Company recognizes revenue on the date of the sale of its systems when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured.

Marketing Costs

Marketing costs are charged to operating expense as they are incurred. For the three months ended March 31, 2014 and 2013, marketing expenses were approximately $262,000 and $216,000, respectively and are included in selling, general and administrative expenses on the accompanying consolidated statements of income.

Shipping and Handling Costs

The Company includes freight, postage and other shipping costs in cost of sales. Billings for third party shipping and handling costs are included in revenues.

Research and Development Costs

Research and development costs are charged to operating expense as they are incurred. For the three months ended March 31, 2014 and 2013, research and development expenses were approximately $500 and $10,800, respectively, and are included in selling, general and administrative expenses on the accompanying consolidated statements of income.

Income Taxes

The Members of the Company have elected under the Internal Revenue Code to be taxed as a partnership whereby in lieu of partnership income taxes, the Members are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in these consolidated financial statements.

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

ASC Topic 740 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company had no unrecognized tax benefits at March 31, 2014 and December 31, 2013. The Company files tax returns in the U.S. federal jurisdiction and various states. The Company has no open years. The Company did not recognize any income tax related interest or penalties for the period presented in these consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. By their nature, all such financial instruments involve risks including the credit risks of non-performance by counterparties. Trade accounts receivable are incurred pursuant to contractual terms with customers worldwide. Credit losses on accounts receivable have not been material because of a large concentration of revenues with a small number of large, established companies. The Company evaluates the creditworthiness of its clients in conjunction with its revenue recognition processes as well as through its ongoing collectability assessment processes for accounts receivable.

The Company transacts certain revenue transactions with international customers in foreign currencies, primarily in euros and Singapore dollars. Foreign exchange transaction gains and losses have been minimal during the three months ended March 31, 2014 and 2013. Revenues from international customers accounted for approximately 75% and 52% of total revenues for the three months ended March 31, 2014 and 2013, respectively. As of March 31, 2014 and December 31, 2013, accounts receivables from international customers accounted for approximately 59% and 33%, respectively, of the total accounts receivable balance.

The Company had three and two customers that accounted for approximately 46% and 50% of total revenue for the three months ended March 31, 2014 and 2013, respectively. These top customers represented approximately 38% and 23% of the Company’s accounts receivables as of March 31, 2014 and December 31, 2013, respectively.

The Company had two vendors that accounted for approximately 35% and 42% of total purchases for the three months ended March 31, 2014 and 2013, respectively. Amounts due to these vendors represented approximately 34% and 45% of accounts payable at March 31, 2014 and December 31, 2013, respectively.

3.	Inventories, Net

Inventories, net consisted of the following at March 31, 2014 and December 31, 2013:

	2014	2013

Components	$983,747	$739,847
Finished goods	160,145	120,440

Total inventory	1,143,892	860,287
Inventory reserve	(25,000)	(25,000)

Total inventory, net	$1,118,892	$835,287

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

4.	Property and Equipment, Net

Property and equipment, net consisted of the following at March 31, 2014 and December 31, 2013:

	2014	2013

Machinery and equipment	$459,443	$357,266
Furniture and fixtures	76,212	66,276
Leasehold improvements	77,238	77,238
Software	32,011	27,480
Demo equipment	114,394	98,677

Total cost	759,298	626,937
Accumulated depreciation and amortization	(394,589)	(376,295)

Total property and equipment, net	$364,709	$250,642

Depreciation and amortization expense for the three months ended March 31, 2014 and 2013 was $18,403 and $18,216, respectively.

5.	Related Party Transactions

The Company sells, promotes, and markets its products exclusively through Refine Technology Sales LLC, which is a related party via common ownership. Refine Technology Sales LLC operates for the sole purpose of selling the Company’s products. The Company had the following transactions with this related party during the three months ended March 31, 2014 and 2013:

	2014	2013
Selling, general, and administrative expenses
Paid to Refine Technology Sales LLC	$121,390	$85,426

The Company had the following due to this related party at March 31, 2014 and December 31, 2013:

	2014	2013

Due to Refine Technology Sales LLC	$100,000	$—

6.	Line of Credit

The Company had a $1,100,000 demand line of credit agreement with PNC Bank at December 31, 2013. The line of credit is secured by substantially all Company assets and has an interest rate at the bank’s prime rate. The interest rate at December 31, 2013 was 3.25%. The line of credit matures on September 30, 2014, however, due to the sale of the Company in June 2014 (See Note 9), the line was closed. The line had no outstanding balance at March 31, 2014 and December 31, 2013 or during the periods then ended.

7.	Commitments and Contingencies

Operating Lease

The Company leases office and warehouse space under a seven-year lease that expires April 30, 2017. Rent expense for the facility was approximately $34,000 and $20,000 for the three months ended March 31, 2014 and 2013, respectively.

On January 31, 2014, the Company entered into an agreement to lease additional warehouse space that expires April 30, 2017.

There has been no significant changes in the minimum lease payments since December 31, 2013.

Refine Technology, LLC

Notes to Unaudited Interim Consolidated Financial Statements

March 31, 2014

For leases with scheduled rent increases, the Company has recorded rent expense on a straight-line basis over the term of the lease. Deferred rent of $20,716 and $17,562 has been recorded at March 31, 2014 and December 31, 2013, respectively. This obligation represents the excess of rent expense over cash payments.

Put Agreement

In 2008, the Company entered into a put agreement with the 99% owner of Refine Technology Sales LLC. Pursuant to the put agreement, if the Company or one or more of its members accepts an offer that would result in a change in control, the Company would be obligated to purchase that interest in Refine Technology Sales LLC.

The put agreement states that the offer to purchase this interest will be calculated as 15% of the net proceeds, if the net proceeds are less than $15,000,000 and $2,250,000 plus 10% of net proceeds that exceed $15,000,000, if the net proceeds are greater than $15,000,000.

Due to the sale of the Company in June 2014 (see Note 9), the Company recorded the put liability due to the 99% owner of Refine Technology Sales LLC as of the purchase date.

Letter of Credit

In the ordinary course of business, the Company is required to post a letter of credit in support of performance under certain contracts. The letter of credit is issued by a bank and commits the issuer to pay specified amounts to the holder of the letter of credit if the holder claims that the Company has failed to perform contractually specified actions. If this were to occur, the Company would be required to reimburse the issuer of the letter of credit, which, depending upon the circumstances could result in a charge to earnings. As of December 31, 2013, the approximate amount of this letter was $331,000.

In February 2014, the Company obtained another letter of credit issued by a bank for approximately $225,000.

8.	Employee Benefit Plan

The Company maintains an employee retirement plan pursuant to section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the Company’s 401(k) plan after one year of service. The 401(k) plan allows for voluntary elective deferrals of compensation up to 92% of taxable compensation. The Company makes matching contributions in an amount equal to the employee’s elective deferrals that do not exceed 1% of annual compensation, plus 50% of the elective deferrals that exceed 1% of annual compensation but do not exceed 6% of annual compensation. In addition, the 401(k) plan allows the Company to make a profit sharing contribution to the accounts of employees determined in accordance with a discretionary formula. The Company contributed approximately $13,000 and $14,000 to the plan as a match in the three months ended March 31, 2014 and 2013, respectively. There were no discretionary profit sharing contributions during the three months ended March 31, 2014 and 2013.

9.	Subsequent Events

The Company evaluated subsequent events through August 14, 2014 which is the date the financial statements were available to be issued. Based upon this evaluation no events required disclosure in or adjustment to the financial statements, other than the following:

On June 2, 2014, the Company sold its bio-processing business to Repligen Corporation for approximately $25 million, subject to certain contingencies or holdbacks. The Company could earn additional proceeds if certain revenue targets are achieved through 2016. All bio-processing operations subsequent to the acquisition date are included in Repligen’s consolidated operations.